Exhibit 99.2

January, 16 2007

For Immediate Release

Sport Supply Group Highlights Future Opportunities at 6th Annual Cowen Conference

Dallas, TX. Sport Supply Group, Inc (AMEX: RBI) today presented at the 6th Annual Cowen and Company Conference in New York City, NY. Mr. Adam Blumenfeld, Chairman and CEO, and Chief Financial Officer John Pitts highlighted opportunities to expand upon the Company’s existing leadership position within the $4 Billion institutional sporting goods marketplace. Specifically, Management discussed the Company’s successful transition from ‘Integration’ mode to its current ‘Optimization and Growth’ phase; its multi-part strategy for top and bottom line growth, and the favorable micro and macroeconomic trends within the space.

Exiting Integration . . . Entering Optimization and Growth Mode

“Over the last twelve months, we have successfully consolidated the nation’s two leading direct suppliers of sporting goods to the institutional market: Sport Supply Group and Collegiate Pacific. As a result, the Company has created a highly scalable platform for growth and reduced SG&A by combining virtually every marketing and sales department; re-branding the Company and its catalogs, eliminating nearly 1.0 Million overlapping catalogs and 900 like SKUs; combining warehousing facilities, rationalizing headcount and migrating to one SAP computing platform for the Catalog Group. With this work now complete, we are optimally positioned to produce significant earnings and cash flow improvements,” said Mr. Blumenfeld. The Company reported record first quarter earnings of $.31 per share and recently announced expectations to exceed analyst consensus estimates for revenue and EPS in its second quarter ended December 31, 2007.

Three Part Plan for Growth

“We think of top line growth in terms of Organic, Acquired, and Joint Venture related opportunities,” Mr. Blumenfeld continued. “The Company’s organic growth opportunities derive from our highly diverse and complementary sales and marketing channels, which include 3.0 Million direct catalogs, a 40 man telesales team, 197 sales professionals, select “Platinum Partner” dealers and a family of Company controlled websites. These marketing assets are designed to be both independently successful and reinforcing of each other, and together they constitute the broadest, most diversified approach to servicing schools, parks, YMCA’s, youth leagues and other “Group” sporting goods buyers in the United States. We intend to increase our penetration of prospective and existing accounts through a myriad of new internal programs for FY09 including expansion of existing categories such as Cheerleading and Elementary, introducing new product lines, and refining our data-driven catalog circulation and telesales efforts . Moreover, 30% of SSG’s estimated $250 Million in FY08 sales will come from proprietary products and in-house brands — giving the Company a decided pricing and product bundling advantage over local competition.”

With its balance sheet free of senior bank debt, a sizeable untapped credit facility and on-hand cash expanding to more than $7 million as of December 31, 2007, the Company is well positioned to take advantage of a highly fragmented industry. “We see a growing pipeline of acquisition candidates, but maintain strict criteria for bringing prospective companies into the fold. We seek partners that can become accretive to earnings on a near immediate basis, that share a passion for customer service and culture of growth, and that strategically bolster either the company’s stable of proprietary brands and products, or extend our geographic catalog or sales force footprint.”

Regarding opportunity for joint ventures and exclusive corporate partnerships, Mr. Blumenfeld stated: “Sport Supply is positioned, we believe, as the ultimate portal to the team sporting goods space for manufacturers and vendors looking to connect to customers in a profitable and efficient manner. In addition to marketing our own exclusively licensed institutional brands like MacGregor and Voit, we represent a multitude of other brands. Our model allows manufacturers to access the Company’s expansive distribution and marketing capabilities and utilize us as their direct conduit to the institutional customer base. With over 100,000 customers, we are best positioned to introduce a partners’ product or brand to the industry in a quick and professional manner. We continue to seek partnerships and exclusive alliances with makers who wish to leverage our ‘front end’ expertise.” Sport Supply possesses such exclusive partnerships today with companies like New Era Cap Company, based in Derby, NY.

Favorable Industry Trends

Mr. Blumenfeld concluded his remarks by commenting on the favorable micro and macroeconomic trends in the team sporting goods marketplace. “Our business model is one that succeeds throughout the economic cycle. When and if school and city budgets get squeezed, buyers gravitate to low cost suppliers with strong and dependable inventory positions. In our industry, we are that resource. The average 10- 30% savings we offer the customer compared to alternative providers results directly from our proprietary product mix and direct selling model. Moreover, unlike retailers and consumer driven companies, we are selling almost exclusively to team and institutional buyers, thus our direct exposure to consumer spending is quite limited.”

The Company plans to release earnings for its second quarter ended December 31, 2007 in late January.

About Sport Supply Group

Sport Supply Group Inc. is the nation’s leading marketer, manufacturer and distributor of sporting goods and branded team uniforms to the institutional and team sports market. The Company markets via 3 million direct catalogs, a 40 man telesales team, 197 direct sales professionals and a family of company-controlled websites.

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements relating to the Company’s anticipated financial performance, business prospects, new developments and similar matters, and/or statements preceded by, followed by or that include the words “believes,” “could,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” or similar expressions. These forward-looking statements are based on management’s current expectations and assumptions, which are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict. Actual results may differ materially from those suggested by the forward-looking statements due to a variety of factors, including changes in business, political, and economic conditions due to the threat of future terrorist activity or otherwise, the ability to successfully complete integration related activities, actions and initiatives by current and potential competitors, and certain other additional factors described in the Company’s filings with the Securities and Exchange Commission. Other unknown or unpredictable factors also could have material adverse effects on the Company’s future results, performance or achievements. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this press release may not occur. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated, or if no date is stated, as of the date of this press release. The Company is not under any obligation and does not intend to make publicly available any update or other revisions to any of the forward-looking statements contained in this press release to reflect circumstances existing after the date of this press release or to reflect the occurrence of future events even if experience or future events make it clear that any expected results expressed or implied by those forward-looking statements will not be realized.

Contact:

Sport Supply Group, Inc.
Adam Blumenfeld, 972 243 0879